Exhibit 99.1

News Release

Investor Contact:
Kory Arthur
+1 603.766.7401
karthur@spragueenergy.com
Sprague Resources LP Reports Second Quarter 2017 Results

Portsmouth, NH (August 9, 2017) - Sprague Resources LP (“Sprague”) (NYSE: SRLP) today reported its financial results for the second quarter June 30, 2017.
Second Quarter 2017 Highlights

•	Net sales were $513.6 million for the second quarter of 2017, compared to $477.5 million for the second quarter of 2016.

•	Net loss was $7.8 million for the second quarter of 2017, compared to net loss of $9.7 million for the second quarter of 2016.

•	Adjusted gross margin was $40.7 million for the second quarter of 2017, compared to $48.7 million for the second quarter of 2016.

•	Adjusted EBITDA was $4.3 million for the second quarter of 2017, compared to $13.9 million for the second quarter of 2016.

“Our results reflect seasonally weak demand for our products, while recent acquisitions are starting to make contributions. Our acquisition pipeline remains active as we focus on opportunities to expand our geographic footprint, and produce more ratable cash flow,” said David Glendon, President and Chief Executive Officer. “Reflecting the results for the second quarter, we expect full-year adjusted EBITDA to be at the lower end of the previously issued guidance of $115 to $130 million,” said Mr. Glendon.
Refined Products

•	Volumes in the Refined Products segment increased 3% to 270.3 million gallons in the second quarter of 2017, compared to 263.4 million gallons in the second quarter of 2016.

•	Adjusted gross margin in the Refined Products segment increased $0.1 million to $23.8 million in the second quarter of 2017.

“Sprague's Refined Products sales volumes increased 3% in the second quarter, supported by recent acquisitions," said Mr. Glendon. “The Refined Products adjusted gross margin was flat as volume increases were offset by small declines in unit margin."
Natural Gas

•	Natural Gas segment volumes decreased 5% to 13.5 million Bcf in the second quarter of 2017, compared to 14.2 million Bcf in the second quarter of 2016.

•	Natural Gas adjusted gross margin decreased $7.3 million, or 74%, to $2.6 million for the second quarter of 2017, compared to $9.8 million for the second quarter of 2016.

“Our Natural Gas adjusted gross margin declined by $7.3 million for the quarter, with extended maintenance on the Algonquin pipeline increasing our supply costs to our customers, and reduced volatility limiting the level of supply optimization opportunities relative to the prior year," said Mr. Glendon. "Timing differences in the second quarter, related to forward positions and the fair value discount of the forward book, accounted for most of the remaining decline."
Materials Handling

•	Materials Handling adjusted gross margin decreased by $0.3 million, or 3%, to $12.8 million for the second quarter of 2017, compared to $13.1 million for the second quarter of 2016.

"Sprague's Materials Handling adjusted gross margin decreased due to a reduction of heavy lift windmill activity offset by increased asphalt storage and handling fees with the completion of the asphalt conversion project at our Portsmouth terminal," reported Mr. Glendon.
Quarterly Distribution Increase

On July 26, 2017, the Board of Directors of Sprague’s general partner, Sprague Resources GP LLC, announced its thirteenth consecutive distribution increase and approved a cash distribution of $0.6075 per unit for the quarter ended June 30, 2017, representing a 3% increase over the distribution declared for the quarter ended March 31, 2017. The distribution will be paid on August 11, 2017 to unitholders of record as of the close of business on August 7, 2017.
Financial Results Conference Call
Management will review Sprague’s second quarter 2017 financial results in a teleconference call for analysts and investors today, August 9, 2017.

Date and Time:	August 9, 2017 at 1:00 PM ET

Dial-in numbers:	(866) 516-2130 (U.S. and Canada)

(678) 509-7612 (International)

Participation Code:	37160764
The conference call may also be accessed live by a webcast available on the "Investor Relations" page of Sprague's website at www.spragueenergy.com and will be archived on the website for one year.

About Sprague Resources LP
Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.
Non-GAAP Financial Measures
Adjusted EBITDA, adjusted gross margin and adjusted unit margin are measures not defined by GAAP. We define EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. We define adjusted EBITDA as EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts. We define adjusted gross margin as net sales less cost of products sold (exclusive of depreciation and amortization) and decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts.
To manage Sprague's underlying performance, including its physical and derivative positions, management utilizes adjusted gross margin. Adjusted gross margin is also used by external users of our consolidated financial statements to assess our economic results of operations and its commodity market value reporting to lenders. EBITDA and adjusted EBITDA are used as supplemental financial measures by external users of our financial statements, such as investors, trade suppliers, research analysts and commercial banks to assess the financial performance of our assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate sufficient revenue, that when rendered to cash, will be available to pay interest on our indebtedness and make distributions to our equity holders; repeatable operating performance that is not distorted by non-recurring items or market volatility; and, the viability of acquisitions and capital expenditure projects.
Sprague believes that investors benefit from having access to the same financial measures that are used by its management and that these measures are useful to investors because they aid in comparing its operating performance with that of other companies with similar operations. The adjusted EBITDA, adjusted gross margin and adjusted unit margin data presented by Sprague may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of net income to adjusted EBITDA and operating income to adjusted gross margin.
With regard to guidance, reconciliation of non-GAAP adjusted EBITDA to the closest corresponding GAAP measure (expected net income (loss)) is not available without unreasonable efforts on a forward-looking basis due to the inherent difficulty and impracticality of forecasting certain amounts required by GAAP such as unrealized gains and losses on derivative hedges, which can have a significant and potentially unpredictable impact on our future GAAP financial results.
Forward Looking Statements
This press release may include forward-looking statements that we believe to be reasonable as of today's date. These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: increased competition or changes in the marketplace for our products or services; changes in supply or demand for our products or services; security and cyber-risks; adverse weather conditions or economic conditions; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; unexpected terminal construction/repair or delays; nonperformance by major customers or suppliers; our ability to successfully complete our organic growth and acquisition projects and realize anticipated benefits; and, political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2017, and in our subsequent Form 10-Q, Form 8-K and other documents filed with or furnished to the SEC.
Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release.
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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Sprague’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sprague’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
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(Financial Tables Below)

Sprague Resources LP
Summary Financial Data
Three and Six Months Ended June 30, 2017 and 2016

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)		($ in thousands)
Statement of Operations Data:
Net sales	$513,626	$477,487	$1,431,433	$1,200,394
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	469,058	441,107	1,264,204	1,080,727
Operating expenses	16,901	16,524	33,733	33,353
Selling, general and administrative	19,624	18,234	45,913	42,364
Depreciation and amortization	6,950	5,641	12,882	10,672
Total operating costs and expenses	512,533	481,506	1,356,732	1,167,116
Operating income (loss)	1,093	(4,019)	74,701	33,278
Other income (expense)	119	—	183	(95)
Interest income	88	212	172	339
Interest expense	(8,279)	(6,511)	(15,434)	(13,494)
(Loss) income before income taxes	(6,979)	(10,318)	59,622	20,028
Income tax provision	(813)	573	(2,915)	48
Net (loss) income	(7,792)	(9,745)	56,707	20,076
Incentive distributions declared	(854)	(381)	(1,596)	(656)
Limited partners’ interest in net (loss) income	$(8,646)	$(10,126)	$55,111	$19,420
Net (loss) income per limited partner unit:
Common - basic	$(0.39)	$(0.48)	$2.52	$0.91
Common - diluted	$(0.39)	$(0.48)	$2.48	$0.89
Subordinated - basic and diluted	N/A	$(0.48)	N/A	$0.91
Units used to compute net income per limited partner unit:
Common - basic	22,319,704	11,229,805	21,864,875	11,169,860
Common - diluted	22,319,704	11,229,805	22,200,070	11,456,519
Subordinated - basic and diluted	N/A	10,071,970	N/A	10,071,970
Distribution declared per unit	$0.6075	$0.5475	$1.2000	$1.0800

Sprague Resources LP
Volume, Net Sales and Adjusted Gross Margin by Segment
Three and Six Months Ended June 30, 2017 and 2016

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ and volumes in thousands)		($ and volumes in thousands)
Volumes:
Refined products (gallons)	270,312	263,382	743,022	740,754
Natural gas (MMBtus)	13,510	14,158	33,714	32,989
Materials handling (short tons)	695	615	1,276	1,252
Materials handling (gallons)	152,418	81,018	227,682	156,408
Net Sales:
Refined products	$430,984	$390,725	$1,212,574	$980,669
Natural gas	65,708	68,769	185,374	184,388
Materials handling	12,798	13,153	22,723	24,544
Other operations	4,136	4,840	10,762	10,793
Total net sales	$513,626	$477,487	$1,431,433	$1,200,394
Reconciliation of Operating Income (loss) to Adjusted Gross Margin:
Operating income (loss)	$1,093	$(4,019)	$74,701	$33,278
Operating costs and expenses not allocated to operating segments:
Operating expenses	16,901	16,524	33,733	33,353
Selling, general and administrative	19,624	18,234	45,913	42,364
Depreciation and amortization	6,950	5,641	12,882	10,672
Add: unrealized (gain) loss on inventory derivatives	(4,539)	8,652	(29,047)	11,956
Add: unrealized (gain) loss on prepaid forward contract derivatives	(267)	(560)	(240)	(1,041)
Add: unrealized loss (gain) on natural gas transportation contracts	949	4,205	(6,865)	4,549
Total adjusted gross margin:	$40,711	$48,677	$131,077	$135,131
Adjusted Gross Margin:
Refined products	$23,815	$23,735	$63,293	$65,377
Natural gas	2,568	9,839	41,158	40,961
Materials handling	12,798	13,129	22,723	24,521
Other operations	1,530	1,974	3,903	4,272
Total adjusted gross margin	$40,711	$48,677	$131,077	$135,131

Sprague Resources LP
Reconciliation of Net Income to Non-GAAP Measures
Three and Six Months Ended June 30, 2017 and 2016

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)		($ in thousands)
Reconciliation of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net (loss) income	$(7,792)	$(9,745)	$56,707	$20,076
Add/(deduct):
Interest expense, net	8,191	6,299	15,262	13,155
Tax provision	813	(573)	2,915	(48)
Depreciation and amortization	6,950	5,641	12,882	10,672
EBITDA	$8,162	$1,622	$87,766	$43,855
Add: unrealized (gain) loss on inventory derivatives	(4,539)	8,652	(29,047)	11,956
Add: unrealized (gain) loss on prepaid forward contract derivatives	(267)	(560)	(240)	(1,041)
Add: unrealized loss (gain) on natural gas transportation contracts	949	4,205	(6,865)	4,549
Adjusted EBITDA	$4,305	$13,919	$51,614	$59,319
Add/(deduct):
Cash interest expense, net	(5,739)	(5,282)	(11,795)	(11,211)
Cash taxes	(1,251)	62	(2,091)	(545)
Maintenance capital expenditures	(2,673)	(2,107)	(4,213)	(3,736)
Elimination of expense relating to incentive compensation and directors fees expected to be paid in common units	1,018	787	1,946	1,023
Other	1,378	300	1,723	612
Distributable cash flow	$(2,962)	$7,679	$37,184	$45,462